EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON SELECTED FINANCIAL DATA

To the Board of Directors and the Shareholders of

The Goldman Sachs Group, Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of The Goldman Sachs Group, Inc. and its subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, and in our report dated February 23, 2018, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of the Company as of December 31, 2015, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2014 and 2013 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the (i) income statement data, (ii) balance sheet data and (iii) common share data of the Supplemental Financial Information — Selected Financial Data of The Goldman Sachs Group, Inc. and its subsidiaries for each of the five years in the period ended December 31, 2017, appearing on page 197 in Part II, Item 8 of this Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

February 23, 2018